August 17, 2000


James W. Morris
James W. Morris & Associates, Inc.
32 Stoneridge Circle
Standish, ME 04084

Dear James:

As per your discussions with Dominic Bassani, Bion Environmental Technologies, Inc.'s ("Bion") COO, Bion is pleased to accept the offer (embodied in your Memorandum dated June 27, 2000) to extend and broaden Bion's existing agreement ("Prior Agreement") with James W. Morris & Associates, Inc. (JWMA). Bion understands that JWMA will invoice a minimum of sixty (60) hours of consulting services per month in the third quarter of 2000 (July-September), in the fourth quarter of 2000 (October-December) the minimum invoiced amount will increase to no fewer than ninety (90) hours per month on present contractual terms. Thereafter, for a twelve (12) month period commencing January 1, 2001, you will forgo consulting business other than for Bion, with the exception of your commitments to AnAerobics, Inc. and for very minor (perhaps mutually beneficial) efforts with Bion's approval. The AnAerobics, Inc. minimum monthly time commitment will be reduced to fifty (50) hours per month and this commitment is estimated to have a long-term average of fifty
(50) hours per month. In consideration of these year 2001 services, Bion will compensate the hours invoiced by JWMA at $120 per hour or a minimum of $10,800 per month and will issue to JWMA (or a designee) options to purchase 80,000 shares of Bion common stock at a purchase price of $2.20 per share, exercisable until December 31, 2002. All other terms of the Prior Agreement will remain in full force and effect and are incorporated herein by reference.

If this accurately represents your understanding of our agreement, please sign below and return the letter to Bion's Colorado office.

                                      Yours,

                                      Mark A. Smith
                                      Chairman

Agreed this 17th day of August, 2000

______________________
James W. Morris,
James W. Morris & Associates, Inc.